Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the @Road, Inc. 2000 Stock Option Plan of Trimble Navigation Limited of our reports dated February 22, 2007, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited included in its Annual Report (Form 10-K) for the year ended December 29, 2006, Trimble Navigation Limited management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Trimble Navigation Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 22, 2007